Exhibit 99.4

For More Information Contact:
Charles Davidson
Drinks Americas, Inc
(203) 762-7000
info@drinksamericas.com

Drinks Americas Finalizes Acquisition of Olifant USA
Initial Increase to Drinks Americas Annual Revenue of +30% Anticipated

WILTON, CT -- (BUSINESS WIRE) January 15, 2009 -- Drinks Americas Holdings, Ltd. (OTC BB: DKAM) (“Drinks Americas” or the “Company”) today announced the completion of the acquisition of Olifant Vodka.

Olifant Vodka made purely from hand selected Dutch grains, is triple distilled in small batches in the distillery’s original copper potstills and aged for a smooth refreshing finish that is world class.  It is an award-winning spirit with great quality and taste at a price point that is economically attractive in today’s retail environment.

J. Patrick Kenny, President and CEO of Drinks Americas, stated, “We expect Olifant to add approximately $1.5 million in business to Drinks. We believe the brand has the potential in a short period of time to generate revenue many times that number. This is a major milestone for Drinks Americas to be able to use a combination of cash and the Company’s stock to purchase an existing national business with scaleable volume and revenue that is material to the Company’s operations, comprised of such a high quality vodka and gin brand. Olifant Vodka, with the trademark Elephant on the label, was designated by the New York Times in a widely circulated article as one of the Three Best Vodkas in their review of the entire category.  The Olifant “Elephant” is iconic by any definition and something we think we can have a lot of fun with. Not only do we think everyone will like the vodka and the gin, but who doesn’t like elephants?”

Olifant Vodka has been marketed since 1841. For the past 150 years, Olifant Vodka has been produced in Schiedam, Holland and is now crafted at the Wenneker Distillery in Holland. Olifant Dry Gin is handcrafted in small batches with exotic botanicals with a protected family recipe. Olifant is sold nationally throughout the United States.

Kenny added, “In addition to how excited we are about adding Olifant to our portfolio, we are equally excited that industry veteran Jack McKenzie will be joining Drinks Americas’ sales and management team.  Jack is a beverage industry veteran previously working with Coca Cola, Seagram Wine Co., Martini & Rossi and Christian Brothers Sales Co., and with Jim Beam Brands as National Field Sales Manager. Jack then founded and ran McKenzie & Co., the Jim Beam Distributor/Brokerage company covering the State of Pennsylvania for 15 years. McKenzie purchased Olifant USA in 2004.

About Drinks Americas

Drinks Americas was founded in 2004 by J. Patrick Kenny, a leading expert in beverage sales and marketing. Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities. Drinks Americas' portfolio of premium alcoholic beverages includes Donald Trump's award winning Trump Super Premium Vodka and Willie Nelson's Old Whiskey River Bourbon. The Company’s non-alcoholic brands include the distribution of Paul Newman's Own Lightly Sparkling Fruit Juice Drinks and Flavored Waters. Drinks Americas recently formed a joint venture with Interscope Geffen A&M Records to develop and market beverage products.

For further information concerning Drinks Americas and the products that they represent, please visit their website at www.drinksamericas.com.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Charles Davidson
Drinks Americas, Inc.
203-762-7000
cdavidson@drinksamericas.com

Fred Schulman
East Coast Ventures
212-686-1515
fsmkg@aol.com

Tom Mahoney
Equity Trend Advisors
(858) 436-3350
tmahoney@equititrend.com